Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-202334 on Form S-3 and Registration Statements No. 333-01667, 333-75235, 333-37390, 333-85830, 333-85828, 333-85826, 333-85824, 333-85822, 333-85818, 333-85820, 333-108046, 333-120293, 333-145459, 333-154522, 333-154523, 333-159336, 333-129011, 333-164230, 333-212998 and 333-212999 on Form S-8 of our report dated February 20, 2018, relating to the consolidated financial statements of Ilim Holding S.A. and its subsidiaries (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the consolidated financial statements of Ilim Holding S.A. for the year ended December 31, 2015 which were not audited, reviewed, or compiled by us), appearing in this Annual Report on Form 10-K of International Paper Company for the year ended December 31, 2017.

/s/ ZAO Deloitte & Touche CIS

Moscow, Russia
February 22, 2018